EXHIBIT 99B
Digi International Reports Second Fiscal Quarter 2008 Results
Strong International Revenue Growth Offsets Weakness in the Americas
(Minneapolis, MN, April 28, 2008) — Digi International® Inc. (NASDAQ: DGII, http://www.digi.com) reported revenue of $43.1 million for the second fiscal quarter of 2008, compared with $42.9 million for the second fiscal quarter of 2007, an increase of $0.2 million, or 0.5%. Revenue in the Americas was $26.5 million in the second fiscal quarter of 2008 compared to $28.8 million in the second fiscal quarter of 2007, a decrease of $2.3 million, or 8.2%. Revenue in Europe was $12.6 million in the second fiscal quarter of 2008 compared to $10.8 million in the comparable quarter a year ago, an increase of $1.8 million, or 17.1%. Revenue in the Asia Pacific region was $4.0 million in the second fiscal quarter of 2008 compared to $3.3 million in the second fiscal quarter of 2007, an increase of $0.7 million, or 22.8%.
“Strong international growth has served to offset the Americas’ weakness,” said Joe Dunsmore, Digi’s Chief Executive Officer. “While the economic slowdown in the U.S. has dampened overall growth, Digi is positioned very well to emerge from it in a strengthened competitive position.”
Revenue from embedded products in the second fiscal quarter of 2008 was $21.7 million, compared to $18.4 million in the second fiscal quarter of 2007, an increase of $3.3 million, or 17.9%. Revenue from non-embedded products was $21.4 million in the second fiscal quarter of 2008, compared to $24.5 million in the second fiscal quarter of 2007, a decrease of $3.1 million, or 12.6%.
The gross profit margin was $23.2 million, or 53.8% for the second fiscal quarter of 2008 compared to $22.5 million, or 52.5% for the second fiscal quarter of 2007, an increase of $0.7 million. The gross profit margin was higher than the comparable quarter a year ago by 1.3 percentage points, primarily due to product and mix changes within both the embedded and non-embedded product groups and a decrease in amortization of purchased and core technology. Amortization of purchased and core technology decreased by $0.2 million in the second fiscal quarter of 2008 compared to

Digi International Reports Second Fiscal Quarter 2008 Results
the same quarter a year ago, and accounted for a 0.5 percentage point increase in gross profit margin.
Total operating expenses in the second fiscal quarter of 2008 were $19.5 million, or 45.3% of revenue, compared to $17.8 million, or 41.5% of revenue, in the second fiscal quarter of 2007. Operating expenses were higher in the second fiscal quarter of 2008 compared to the comparable quarter a year ago primarily as a result of incremental headcount resulting in increased compensation-related sales and marketing and research and development expenses, as well as increased expenses resulting from continuing investments in the Drop-In Networking initiative and international expansion.
Digi reported operating income of $3.7 million, or 8.5% of net sales, in the second fiscal quarter of 2008 compared to $4.7 million, or 11.0% of net sales, in the second fiscal quarter of 2007.
Net income was $3.1 million in the second fiscal quarter of 2008, or $0.12 per diluted share, compared to $3.6 million in the second fiscal quarter of 2007, or $0.14 per diluted share.
For the six months ended March 31, 2008, Digi reported revenue of $87.6 million compared to revenue of $84.7 million for the six months ended March 31, 2007, an increase of $2.9 million, or 3.5%. Revenue in the Americas was $55.3 million in the first six months of fiscal 2008 compared to $58.4 million in the same period a year ago, a decrease of $3.1 million, or 5.2%. Revenue in Europe was $23.8 million for the first six months of fiscal 2008 compared to $19.6 million in the comparable period a year ago, an increase of $4.2 million, or 21.1%. Revenue in the Asia Pacific region was $8.5 million in the first six months of fiscal 2008 compared to $6.7 million in the first six months of fiscal 2007, an increase of $1.8 million, or 28.3%.
Revenue from embedded products in the first six months of fiscal 2008 was $42.4 million, compared to $35.1 million in the first six months of fiscal 2007, an increase of $7.3 million, or 21.0%. Revenue from non-embedded products was $45.2 million in the first six months of 2008, compared to $49.6 million in the comparable period in 2007, a decrease of $4.4 million, or 8.9%.
For the six months ended March 31, 2008, Digi reported net income of $6.8 million, or $0.26 per diluted share, compared to net income for the six months ended March 31, 2007 of $7.4 million, or $0.28 per diluted share. Net income benefited by $0.5 million, or $0.02 per diluted share, during the first six months of fiscal 2007 as a result of a retroactive benefit from the extension of the research and development credit.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $100.8 million at March 31, 2008, an increase of $13.2 million over the cash and cash equivalents and marketable securities balance at September 30, 2007, which includes 4.5 million Euros, or approximately $7.0 million,

Digi International Reports Second Fiscal Quarter 2008 Results
received from the sale of the building in Dortmund, Germany in March 2008. At March 31, 2008, Digi’s current ratio was 7.3 to 1, and the Company had no debt other than capital lease obligations.
Second Fiscal Quarter 2008 Business Highlights:
Digi continues to expand its wireless Drop-in Networking product family, with several announcements:
•	Digi extended its line of Drop-in Networking gateways with the launch of the ConnectPort X2 and ConnectPort X4. Gateways connect local area wireless networks such as ZigBee, 802.15.4, and 900 MHz, with IP networks. These IP networks can be Ethernet, Wi-Fi, or public cellular networks. With the previously launched ConnectPort X8, Digi now has basic, cellular cost optimized, and full featured gateways to meet virtually any Drop-in Networking application.

•	Digi introduced the XBee-PRO ZNet 2.5, an extended-range wireless RF module designed for ZigBee mesh networking. With up to one mile line of sight range, ZigBee mesh networking can now be used for applications where there is a greater distance between nodes like automated meter reading, asset management and remote sensor management.

•	With the Digi Connect WAN 3G, Digi launched an upgradeable third generation (3G) Wireless WAN router for primary and backup connectivity to remote sites and devices. The Digi Connect® WAN 3G targets simple Ethernet to high-speed cellular requirements and adds a cost optimized, high-speed solution to Digi’s industry leading line of cellular routers.

•	Digi introduced the Digi Connect® WAN GPRS, a second generation (2G), commercial grade cellular router. It is ideal for applications requiring modem-like connection speeds of up to 40 kbps such as remote asset monitoring, meter reading, vehicle tracking, security and many more.
Other launches included the following:
•	Digi introduced the Digi Wi-Point 3G, a PC card based 3G cellular router with integrated Wi-Fi access point. The device works with more cellular PC data cards than any other cellular router; enabling Internet connectivity virtually anywhere a cellular signal is available.

•	Digi launched the industry’s first flexible Ethernet networking module, the ConnectCore™ 9P 9215. Customers can tailor the interfaces on this module for the specific needs of an application.

Digi International Reports Second Fiscal Quarter 2008 Results
•	Digi introduced the Digi ShowBox, a stand-alone presentation player for tradeshow exhibits, information displays, mobile workforce presentations or any other electronic exhibit.
Revised Guidance
Digi is revising its guidance for fiscal year 2008 as a result of the impact of the economic slowdown in the U.S., primarily due to weakness in revenue generated in North America, and the acquisition of Sarian Systems which was announced today in a concurrent press release. For the full fiscal year, Digi forecasts 2008 revenue to be in a range of $180 million to $192 million, or an increase over fiscal 2007 revenue of 4% to 11%. Fiscal 2008 revenue guidance includes estimated revenue from Sarian Systems from date of acquisition of approximately $6 to $8 million. Digi expects earnings per diluted share for fiscal 2008 to be in a range of $0.38 to $0.52, which includes estimated in-process research and development and other expenses totaling $0.08 to $0.10 associated with the acquisition of Sarian Systems as of April 28, 2008. Fiscal 2008 earnings per diluted share are expected to be in a range of $0.46 to $0.62, excluding estimated in-process research and development and other acquisition-related expenses. Digi anticipates that organic revenue growth rates will return to an estimated range of 10 — 20% when the North American economy returns to normal GDP growth.
Below is a reconciliation of our reported earnings per diluted share guidance to the guidance excluding estimated in-process research and development and other acquisition-related expenses:
Reconciliation of Reported Diluted Earnings per Share Guidance for Fiscal 2008 to
Diluted Earnings per Share, Excluding Estimated In-Process Research and Development and other Acquisition-Related Expenses

	FY 2008 - Estimated Range
	for EPS Guidance
	Low	High
Reported diluted earnings per share anticipated for fiscal 2008	$0.38	$0.52

Estimated impact of in-process research and development and other acquisition-related expenses	0.08	0.10

Diluted earnings per share anticipated for fiscal 2008, excluding the impact of estimated in-process research and development and other acquisition-related expenses	$0.46	$0.62

Second Fiscal Quarter 2008 and Sarian Acquisition Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter and the Sarian acquisition, on Monday, April 28, 2008 after market close at 5:00 p.m. EDT (4:00 p.m. CT), to join the call by dialing (800) 237-9752 and entering passcode 17264102. International participants may access the call by dialing (617) 847-8706 and entering passcode 17264102. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 44427522 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.

Digi International Reports Second Fiscal Quarter 2008 Results
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, continued or increasing weakness in North America and developing weakness in other regions due to changes in economic conditions, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2007 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact	Investors Contact
S. (Kris) Krishnan	Erika Moran / Tom Caden
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY 212-825-3210

Digi International Reports Second Fiscal Quarter 2008 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2008	2007	2008	2007
Net sales	$43,070	$42,855	$87,644	$84,666
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	18,986	19,215	38,529	37,865
Amortization of purchased and core technology	907	1,129	2,043	2,277

Gross profit	23,177	22,511	47,072	44,524

Operating expenses:
Sales and marketing	9,034	8,427	17,720	16,585
Research and development	6,529	6,068	13,118	12,040
General and administrative	3,364	2,644	6,717	5,555
Intangibles amortization	596	658	1,265	1,325

Total operating expenses	19,523	17,797	38,820	35,505

Operating income	3,654	4,714	8,252	9,019
Other income, net	1,008	759	2,048	1,530

Income before income taxes	4,662	5,473	10,300	10,549
Income tax provision	1,565	1,876	3,533	3,150

Net income	$3,097	$3,597	$6,767	$7,399

Net income per common share, basic	$0.12	$0.14	$0.26	$0.29

Net income per common share, diluted	$0.12	$0.14	$0.26	$0.28

Weighted average common shares, basic	25,714	25,186	25,666	25,131

Weighted average common shares, diluted	26,312	25,959	26,479	25,976

Digi International Reports Second Fiscal Quarter 2008 Results
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2008	September 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$27,135	$18,375
Marketable securities	58,020	67,111
Accounts receivable, net	25,344	21,022
Inventories	26,804	26,130
Other	4,769	4,961

Total current assets	142,072	137,599

Marketable securities, long-term	15,682	2,081
Property, equipment and improvements, net	15,472	19,987
Identifiable intangible assets, net	21,032	24,214
Goodwill	67,320	66,817
Restricted cash — non-current	421	—
Other	1,041	1,128

Total assets	$263,040	$251,826

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$380	$379
Accounts payable	8,929	6,554
Accrued compensation	5,545	7,080
Other accrued expenses	4,101	4,727
Income taxes payable	468	3,156

Total current liabilities	19,423	21,896

Capital lease obligations, net of current portion	179	358
Net deferred tax liabilities	4,648	6,667
Income taxes payable — long-term	3,990	—
Deferred gain on building sale — leaseback	1,194	—
	-

Total liabilities	29,434	28,921

Total stockholders’ equity	233,606	222,905

Total liabilities and stockholders’ equity	$263,040	$251,826

Digi International Reports Second Fiscal Quarter 2008 Results
Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Six months ended
	March 31, 2008	March 31, 2008
Operating activities:
Net income	$3,097	$6,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	692	1,293
Amortization of identifiable intangible assets and other assets	1,603	3,499
Gain on sale of property, equipment and improvements	(120)	(120)
Excess tax benefits from stock-based compensation	(36)	(165)
Stock-based compensation	904	1,776
Deferred income taxes	(685)	(1,920)
Other	(10)	152
Changes in operating assets and liabilities:
Accounts receivable	(4,216)	(3,549)
Inventories	(132)	(752)
Other assets	(67)	237
Accounts payable and accrued expenses	5,127	978
Income taxes payable	(1,281)	697

Net cash provided by operating activities	4,876	8,893

Investing activities:
Purchase of held-to-maturity marketable securities	(27,855)	(51,691)
Proceeds from maturities of held-to-maturity marketable securities	27,262	47,181
Contingent purchase price payments related to business acquisitions	—	(1,315)
Increase in restricted cash — non-current	(392)	(392)
Proceeds from the sale of property, equipment, improvements	6,954	6,954
Purchase of property, equipment, improvements and certain other intangible assets	(731)	(1,908)

Net cash provided by (used in) investing activities	5,238	(1,171)

Financing activities:

Payments on capital lease obligations and long-term debt	(86)	(188)
Excess tax benefits from stock-based compensation	36	165
Proceeds from stock option plan transactions	412	1,636
Proceeds from employee stock purchase plan transactions	—	348

Net cash provided by financing activities	362	1,961

Effect of exchange rate changes on cash and cash equivalents	(1,119)	(923)

Net increase in cash and cash equivalents	9,357	8,760

Cash and cash equivalents, beginning of period	17,778	18,375

Cash and cash equivalents, end of period	$27,135	$27,135